Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement ("Agreement") is made between InfuSystem, Inc., a California corporation ("Corporation") and Wesley W. Winnekins ("Contractor"), an independent contractor.

RECITALS UNDERLYING THIS AGREEMENT

RECITAL A.	Corporation is generally engaged in the business of providing Ambulatory Infusion Pumps and IV Delivery Systems;

RECITAL B.	Corporation desires to engage Contractor as an independent contractor as Interim Chief Financial Officer.

RECITAL C.	Contractor and Corporation desire to have their rights and obligations specified herein.

THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

Section 1. Scope of Engagement.

A.      Corporation retains the independent contractor services of Contractor to provide the Board of Directors, Chief Executive Officer, and Executive Management Team with recommendations regarding Corporate business matters.

B.      Contractor shall not make any representations regarding the services of Corporation apart from those which Contractor is specifically authorized to make by Corporation, or enter into any agreements, commitments or contracts on behalf of Corporation apart from those which Contractor is specifically authorized to make by Corporation in writing.

C.      In all dealings with outside counsel, outside accountants, customers, suppliers, public officials, regulators, investors and the general public, Contractor must adhere to the highest standards of business behavior, honesty, integrity, fair dealing and ethical conduct and in compliance with all applicable laws, rules and regulations and policies of Corporation and its affiliates. Contractor agrees to refrain from any business practice which may expose Corporation to legal action or liability or adversely affect the reputation or image of Corporation or its good will.

D.      Contractor is not an employee of Corporation for any purpose whatsoever, shall not hold himself out to be an employee of Corporation, and shall be solely responsible for payment of all income and self-employment taxes for which Contractor may be liable as a result of compensation paid pursuant to this Agreement. Corporation will provide an annual statement of all compensation paid to Contractor on Form 1099. Any person employed or retained by Contractor is likewise not an employee of Corporation. Contractor has the sole responsibility for paying Contractor’s employees, making deductions and reporting compensation as required by law, and obtaining workers compensation insurance.

Section 2. Term of Agreement.

A.      The term of this Agreement shall be effective Wednesday, February 5, 2020 for a minimum of 8 weeks ending on March 31, 2020, unless terminated by Corporation or Contractor at any time for any reason whatsoever, or the mutual written agreement of both parties.

B.      This Agreement does not guaranty Contractor any work or specific projects or a minimum number of hours. Corporation retains sole discretion over what work and/or projects, if any, may be offered to Contractor.

C.      Upon termination of this Agreement for any reason whatsoever, Contractor shall continue to be obligated to adhere to Sections 4, 5, 6, 7, 8, 9 & 11.

Section 3. Compensation and Directors and Officers Insurance

A.     Contractor shall be compensated in accordance with Exhibit A hereto.

Section 4.   Non-Disclosure of Confidential Information.

Contractor acknowledges that, in and as a result of Contractor’s performing the duties hereunder, Contractor will be making use of, acquiring, creating and/or adding to confidential and proprietary information of a special and unique nature and value relating to the Corporation (“Corporation” for purposes of Section 4 of this Agreement shall include Corporation and its subsidiaries, affiliates and related parties, including, but not limited to, InfuSystem Holdings, Inc. and First Biomedical, Inc.), the contracts, pricing lists, marketing plans, business records, accounting records, sales reports, billing systems, inventory systems, financing and loan documents, bank records, financial records and statements, tax filings and records, account lists, territory reports, quotation forms, advertising and marketing methods and techniques, systems, methodologies, facts, data, patent and license information of Corporation, the computer systems, computer programs, software, web portal solutions, customer sales portal design, development, and programming of Corporation, the employee payroll information and records, employee and patient medical records, information contained in employee personnel files or other employee files of Corporation, and all other information concerning the business and/or affairs of Corporation (hereinafter "Confidential Information").

A.

As an inducement for Corporation to enter into this Agreement, Contractor agrees that Contractor will not, at any time, either during the term of this Agreement or thereafter, divulge or communicate to any person, firm, corporation or entity whatsoever, directly or indirectly, or use for Contractor’s own benefit or the benefit of others, any Confidential Information which may be in Corporation’s possession or to which Contractor has access. Contractor further acknowledges that all records and all matters affecting or relating to the business and financial operation of Corporation are the property of Corporation and are material and confidential and greatly affect the effective and successful conduct of the business of Corporation and the goodwill of Corporation. Contractor hereby agrees that Contractor shall never divulge, disclose or communicate any such information to any person, firm, corporation or other entity during the term of this Agreement or thereafter, except:

i.	where necessary to perform responsibilities on behalf of the Corporation, and then in accordance with all limitations and the responsibilities of this position;

ii.

where necessary to comply with any legal obligation, such as a court order or subpoena, provided Contractor shall first promptly notify the Corporation prior to any such disclosure and permit Corporation to intervene to block such disclosure;

iii.

where necessary, to Corporation’s attorneys, provided that they shall have first been apprised of the limitations of this Agreement and shall have agreed to comply with and be bound by such limitations; or

iv.	where Contractor has obtained the express, prior written consent from the Corporation.

B.     Contractor agrees that any books, manuals, Board Materials, Business Plans, Presentations or other written or electronic evidence and/or forms of Confidential Information, including, but not limited to emails, computer files and all other electronic media, shall only be used by Contractor during the term of this Agreement and constitute the property of Corporation. Contractor is only authorized to use these materials while undertaking Contractor’s responsibilities under this Agreement. All of these materials must be returned to Corporation by Contractor upon Contractor’s separation from Corporation for any reason whatsoever.

Section 5. Covenants against Competition.

Contractor acknowledges that Contractor’s duties as herein described are of a special character which have a unique value to Corporation, the loss of which could not be adequately compensated by damages in an action at law. In view of the unique value to Corporation of the Contractor's duties for which Corporation has contracted hereunder, because of the Confidential Information to be retained by or disclosed to Contractor as set forth above and as a material inducement to Corporation to enter into this Agreement, Contractor covenants and agrees that, unless Corporation and its successors and assigns shall cease to engage in business:

A.     During the term of this Agreement and for a period of one (1) year thereafter, Contractor shall not, directly or indirectly solicit customers of the Corporation for purposes of selling a product or service provided by Corporation (“Corporation” for purposes of Sections 5(A)-(C) of this Agreement shall include Corporation, its parent company, subsidiaries, affiliates and related parties, including, but not limited to, InfuSystem Holdings, Inc. and First Biomedical, Inc.), or divert the customers of Corporation from doing business with Corporation, and further, shall not induce any individual or entity to refrain from referring customers or work to Corporation. For purposes of this Section 5(A), the customers of Corporation shall include:

i.	any individual, business or governmental entity which purchased goods or services from Corporation at any time prior to the execution of the Agreement or during the term of the Agreement;

ii.

any individual, business or governmental entity whose name appears on a list of prospective customers maintained by Corporation which list was existing at any time prior to the execution of the Agreement or during the term of the Agreement;

iii.	any suppliers, distributors, vendors or other entities which provided goods or services to Corporation at any time prior to the execution of the Agreement or during the term of the Agreement; and

iv.

any non-profit organizations, large customer facilities or referral sources which did any business with, or referred any customers to, Corporation at any time prior to the execution of the Agreement or during the term of the Agreement.

B.     During the term of this Agreement and for a period of one (1) year thereafter, Contractor shall not, directly or indirectly, own, manage, operate, join, control, accept employment with, or participate in the ownership, management, operation or control of, or act as an employee, agent or consultant to, or be connected in any manner with, any business which is competitive with Corporation and its businesses of providing biomedical infusion pumps or Rental, Sales and Service of biomedical pumps and related supplies and services in any states, territories or provinces of the United States, Canada, or any other countries in which Corporation has conducted business at any time prior to the cessation of Contractor’s provision of services to Corporation, for any reason whatsoever.

C.     During the term of this Agreement and for a period of three (3) years thereafter, regardless of the reason for the cessation of Contractor provision of services to Corporation, Contractor shall not, directly or indirectly, solicit for employment or employ any employees, agents or independent contractors of Corporation or its assigns, unless previously agreed to in writing by Corporation or its assigns.

Section 6. Contractor's Review of Sections 5 and 6

A.     Contractor has carefully read and considered the provisions of Sections 5 and 6 hereof and, having done so, agrees that the restrictions set forth in such Sections are fair and reasonable and are reasonably required for the protection of the interests of Corporation, its officers, directors and employees. Contractor acknowledges that the restrictions set forth in Sections 5 and 6 hereof will not unreasonably restrict or interfere with Contractor’s ability to obtain future employment.

B.     It is the belief of the parties that the best protection which can be given to Corporation which does not in any manner infringe on the rights of Contractor to conduct any unrelated business, is to provide for the restrictions described above. In the event any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties. In determining this limitation, it is the intent of the parties that the court recognize that the parties hereto desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

C.     In the event of a breach of Sections 5 or 6, Corporation, in addition to and not in limitation of any other rights, remedies or damages available to Corporation at law or in equity, shall be entitled to a permanent injunction, in order to prevent or restrain any such breach by Contractor, or by Contractor's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Contractor.

Section 7. Intellectual Property.

A.     Contractor assigns, and agrees to assign, to Corporation all rights, title and interest in and to all creations which are or may become legally protectable or recognized as forms of intellectual property rights, including all works, whether registrable or not, in which copyright, design right or any form of intellectual property rights may subsist, including, but not limited to all innovations, inventions, improvements, marks, grants, designs, processes, methods, formulas, techniques, and computer programs (all referred to as “Intellectual Property"), which Contractor, either solely or jointly, conceives, makes or reduces to practice during the time that this Agreement is in effect, which relate to or touch upon Contractor’s services to Corporation, or any aspect of Corporation’s business, including but not limited to anything related to Confidential Information. All such Intellectual Property shall be the absolute property of Corporation. Contractor shall make and maintain written records of and promptly and fully disclose to Corporation all such Intellectual Property. Any intellectual property, including any registered patents, owned by Contractor prior to the date hereof, or unrelated to the engagement hereunder, shall remain the sole property of Contractor.

B.     During and after termination of Contractor’s services under this Agreement, Contractor and his agents and employees shall perform all useful or necessary acts to assist Corporation, as it may elect, to file patent, design, mark and copyright applications in the United States and foreign countries to protect or maintain rights in the Intellectual Property, and also perform all useful or necessary acts to assist Corporation in any related proceedings or litigation as to such Intellectual Property.

Section 8. Public Statements.

Contractor shall not make any public statements or disclosures regarding the Corporation, this Agreement or the termination of same which are not pre-approved in writing by Corporation. Contractor shall further not make any public statement that would libel, slander, disparage, denigrate or criticize Corporation, its parent company, subsidiaries and affiliates or any of their respective past or present officers, directors, employees or agents. Notwithstanding this Section, nothing contained herein shall limit or impair the ability of any party to provide truthful testimony in response to any validly issued subpoena. Nothing in this Agreement prohibits Contractor from reporting possible violations of federal or state law or regulation to any government agency or entity, including the EEOC, DOL, Department of Justice, Securities and Exchange Commission or making other disclosures that are protected under the whistleblower provisions of applicable law.

Section 9. No Assignment.

A.     This Agreement is personal to Contractor and Contractor may not assign nor delegate any of the rights or obligations hereunder.

B.     Corporation may, without Contractor’s consent, assign this Agreement to any parent, subsidiary or affiliate of Corporation, to any successor in interest to the business of any of Corporation, or to a purchaser of all or substantially all of the assets of Corporation.

Section 10. Partial Invalidity.

If any term of this Agreement is determined by a Court of competent jurisdiction to be unenforceable, the remainder of the provisions, or the application of such term to persons/circumstances other than those to which it is held unenforceable, shall remain in full force and effect. In such event, this Agreement shall be construed as if such unenforceable provisions were omitted.

Section 11. Miscellaneous.

A.      This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, devisees, legatees, personal representatives, successors and assigns.

B.      Any action or suit against Corporation arising out of this Agreement, including, but not limited to, claims arising under State or Federal civil rights statutes, must be brought within 180 days of the event giving rise to the claims or be forever barred. Contractor expressly waives any limitation periods to the contrary.

C.      This Agreement specifically supersedes any and all negotiations, discussions, proposed drafts and previous agreements relating to Contractor's provision of services during the term. Contractor specifically acknowledges that Contractor is not entitled to deferred compensation, dividends or any ownership interest of any kind in Corporation or any related companies or assets not expressly referenced herein and expressly waives any claims as to same.

D.      The prevailing party shall have the right to collect from the other party the reasonable attorney fees, costs and expenses incurred in enforcing the Agreement.

E.      Any notices desired or required to be given hereunder, shall be in writing and shall be deemed to have been sufficiently given or served for all purposes, if hand-delivered, sent by certified or registered mail, return receipt requested, postage prepaid, or via overnight delivery service, freight prepaid, to Contractor's last known address.

F.      This Agreement sets forth the entire understanding of the parties and shall not be changed or terminated orally. The terms of this Agreement can only be changed through a written instrument signed by the CEO or Board Chairman of the Corporation. The waiver by Corporation of a breach of any provision of this Agreement by Contractor shall not operate or be construed as a waiver of any subsequent breach by Contractor.

G.      The parties acknowledge that they jointly drafted this Agreement, that no party can be properly referred to as the drafter of same and that none of the language contained herein can be properly construed against either party as the drafter of same.

H.      The section headings as herein used are for convenience of reference only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

I.      This Agreement shall be governed by and construed and enforced under the laws of the State of Kansas.

J.      The parties expressly agree that the Johnson County Circuit Court in the State of Kansas or the United States District Court for the District of Kansas shall have exclusive jurisdiction over any disputes arising out of this Agreement and that venue is only appropriate in such courts.

K.     This Agreement shall become effective only upon execution by both parties. The submission of this Agreement for review to Contractor shall not be construed to be a binding offer.

L.     This Agreement may be executed simultaneously in two or more counterparts, each of which together shall constitute one and the same instrument and may be delivered via facsimile or email.

INFUSYSTEM, INC.		CONTRACTOR

By:	/s/ Jeannine Sheehan	/s/Wesley W. Winnekins
	Jeannine Sheehan	Wesley W. Winnekins
Chief Administrative Officer

DATE: February 5, 2020		DATE: February 5, 2020

EXHIBIT A

It is agreed that the rate of compensation for this interim assignment will be set at $300.00 per hour for agreed upon services provided. All invoices shall be submitted directly to Jeannine Sheehan via email and will be paid within 15 days of receipt and supporting documentation.

In addition to the agreed upon compensation, if a company issued laptop is needed, the Company can provide one to the Contractor for the duration of the assignment as well as an InfuSystem email address for company-related correspondence.

Key responsibilities:

●	Partnership with the Finance & Accounting organization to complete, approve and sign the annual report and related SEC certifications and filings.

●	Light participation in and approval of the Company’s annual proxy statement.

●	Partnership with Internal Audit Manager on matters of significance.

●	Minimal oversight for Finance & Accounting team (day-to-day direction and oversight will be provided by CEO and CAO).